Exhibit 99.1

Contacts: Gary M. Jacobs Chief Financial Officer Chem Rx Corporation 516-889-8770	Amy Glynn/Ashleigh Barreto The Ruth Group 646-536-7023 / 7028 aglynn@theruthgroup.com abarreto@theruthgroup.com

Chem Rx Corporation Extends Short-Term Forbearance

Agreements with Lenders

Long Beach, New York, June 16, 2009 - Chem Rx Corporation (Pink Sheets: CHRX, CHRXU, CHRXW), a leading provider of institutional pharmacy services, today announced that it has extended its short-term forbearance agreements with the requisite lenders under its two primary credit facilities until June 26, 2009. Under the original agreements, the forbearance period was to end on June 15, 2009.

The extension of the forbearance agreements is intended to give all parties involved additional time to come to a resolution. Chem Rx remains committed to reaching a satisfactory solution that is in the best interest of all involved parties, and is confident of a favorable outcome.

About Chem Rx Corporation

Founded more than 40 years ago, Chem Rx is a major institutional pharmacy serving the New York City metropolitan area, as well as parts of New Jersey, upstate New York, Pennsylvania and Florida. Chem Rx’s client base includes skilled nursing facilities and a wide range of other long-term care facilities. Chem Rx annually provides over six million prescriptions to more than 71,000 residents of more than 470 institutional facilities. Chem Rx’s website address is www.chemrx.net.

Forward Looking Statements

Certain statements within this press release may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Chem Rx’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: an ability to reach agreement with lenders to resolve current violations under credit agreements; difficulties in compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition; timing, approval and market acceptance of new product introductions and institutional pharmacy locations; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Chem Rx Corporation’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Chem Rx Corporation does not assume any obligation to update the information contained in this press release.